                                                                   Exhibit 99(2)

                                                                  EXECUTION COPY

                           VOTING AND TENDER AGREEMENT

                  THIS VOTING AND TENDER AGREEMENT dated as of May 2, 2000 (this "AGREEMENT") is by and among each of the persons listed on Schedule 1 (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS"), AUTOMATIC DATA PROCESSING, INC., a Delaware corporation ("PARENT"), and FIS ACQUISITION CORP., a New Jersey corporation ("PURCHASER").

                              W I T N E S S E T H:

                  WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Cunningham Graphics International, Inc., a New Jersey corporation (the "Company"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Purchaser has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "Offer") to purchase all of the shares of the Company's Common Stock, no par value (the "Company Common Stock"), followed by the merger of Purchaser with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of shares of Company Common Stock listed opposite such Shareholder's name on Schedule I; and

                  WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, each of Parent and Purchaser has required that the Shareholders agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, each Shareholder has agreed, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. CERTAIN DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

                  "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                   "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.


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

                   "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                   "OWNED SHARES" means, with respect to any Shareholder, the shares of Company Common Stock, whether Beneficially Owned or held of record, by such Shareholder on the date hereof or which may hereafter be acquired by such Shareholder, together with any other shares of Company Common Stock, except, in the event of any replacement or subsequent tender offer, Owned Shares shall mean the shares of Company Common Stock then Beneficially Owned or held of record by such Shareholder.

                   "OPTIONS" means, with respect to any Shareholder, the options to acquire shares of Company Common Stock now owned or which may hereafter be acquired by such Shareholder.

                   "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                   "REPRESENTATIVE" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

                   "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

                   2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders hereby severally represents and warrants to Parent and Purchaser, in each case as to himself only, as follows:

                        (a) TITLE. Such Shareholder is the Beneficial Owner or holder of record of the Owned Shares and Options listed opposite such Shareholder's name on Schedule 1. Such Owned Shares and Options are all the securities of the Company either Beneficially Owned or owned of record by such Shareholder as of the date hereof and such Shareholder owns no other rights or interests exercisable for or convertible into any securities of the Company. Such Owned Shares and Options are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreement, limitations on the Shareholder's voting rights, charges and other encumbrances of any nature whatsoever except, with respect to the Options, the option plans and agreements pursuant to which such Options were issued. Such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Owned Shares.

                        (b) AUTHORITY. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such SHAREHOLDER of this Agreement and the consummation by such Shareholder of the transactions contemplated hereunder have been duly and validly authorized and no other proceedings on the


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

part of such Shareholder is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                        (c) EXECUTION. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                        (d) NO CONFLICT. None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, lease, permit, franchise, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of his properties or assets (including the Owned Shares and Options) may be bound, or (ii) violate any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to such Shareholder or any of his properties or assets, excluding from the foregoing such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on such Shareholder or which would not materially impair the ability of such Shareholder to consummate the transactions contemplated hereby.

                        (e) NO CONSENTS OR APPROVALS. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental body, agency or official except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of his obligations under this Agreement.

                   3. TENDER OF SHARES. Each Shareholder agrees that he shall tender (or cause the Record Holder (as defined below) to tender), pursuant to and in accordance with the terms of the Offer (or any replacement or subsequent tender offer by Parent or any of its Subsidiaries for all of the shares of Company Common Stock at a price per share in cash equal to at least $22 made prior to the termination of this Agreement), all Owned Shares.

                   4. VOTING OF OWNED SHARES. During the period commencing on the date hereof and continuing until the earlier of (x) the consummation of the Offer and (y) the termination of this Agreement in accordance with Section 10 each of the Shareholders hereby agrees as follows:


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

                       (a) to appear, or cause the holder of record on any applicable record date with respect to any Owned Shares of such Shareholder (the "RECORD HOLDER") to appear, for the purpose of obtaining a quorum at any annual or special meeting of shareholders of the Company and at any adjournment thereof at which matters relating to the Merger, Merger Agreement or any transaction contemplated thereby are considered; and

                       (b) at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, to vote, or cause to be voted by the Record Holder, the Owned Shares of such Shareholder: in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement and against any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation, or sale of assets of the Company or any merger, consolidation or other business combination (other than the Merger) between the Company and any Person (other than Parent or a Subsidiary of Parent) or any other action or agreement that is intended or which reasonably could be expected to (x) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (y) result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or (z) impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.

                   5. ACKNOWLEDGMENT. Each Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

                   6. NO INCONSISTENT AGREEMENT. Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, such Shareholder shall not enter into any agreement, arrangement or understanding with, or grant a proxy or power of attorney to, any Person with respect to the Owned Shares which would prevent such Shareholder from complying with obligations under this Agreement.

                   7. RESTRICTIONS ON TRANSFER, OTHER PROXIES; NO SOLICITATION.
(a) Each Shareholder hereby covenants and agrees that, until this Agreement is terminated in accordance with Section 10, such Shareholder shall not, directly or indirectly: (i) except as provided in Sections 3 and 10 hereof, Transfer to any Person any or all Owned Shares and shall not cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusals, agreements, or limitations on such Shareholder's voting rights, to attach to the Owned Shares to be tendered to Purchaser pursuant to Section 3 hereof or to the Options or any Owned Shares issuable thereunder; or (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares.

                        (b) From the date hereof until the consummation of the Offer or the termination of this Agreement in accordance with its terms, each Shareholder (i) shall immediately terminate any discussions with, any third party concerning an Acquisition Proposal and (ii) shall not, and shall not permit any of his Representatives to, directly or indirectly, (A) encourage, solicit or initiate any Acquisition Proposal, (B) participate in negotiations with, or


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

provide any information to, or otherwise take any other action to assist or facilitate any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal, (C) enter into an agreement with any person, other than Parent, providing for a possible Acquisition Proposal, or (D) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any Person, other than by Parent. Notwithstanding the above, such Shareholder may take any actions in the Shareholder's capacity as a director, officer or employee of the Company permitted under the Merger Agreement.

                   8. STOP TRANSFER. No Shareholder shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

                   9. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                   10. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which Parent shall have purchased and paid for all of the Owned Shares of such Shareholder in accordance with the Offer (or any subsequent or replacement tender offer by Parent or any of its Subsidiaries) and (b) the date upon which the Merger Agreement is terminated in accordance with its terms; PROVIDED, HOWEVER, that if the Merger Agreement is terminated pursuant to any of Sections 8.01(d), (e) or (f) of the Merger Agreement and at the time of such termination the Termination Fee either is or may become payable pursuant to
Section 8.03(b) of the Merger Agreement, this Agreement shall only terminate on the date which is nine months after the date of termination of the Merger Agreement; and PROVIDED, FURTHER, that during any such nine month period, neither the limitation on Transfers contained in Section 7(a) nor any other provision of this Agreement shall prohibit or limit any Transfer of any Owned Shares by any Shareholder (i) in open market transactions pursuant to Rule 144 under the Securities Act or (ii) pursuant to an underwritten public offering effectuated in a manner so as to result in a wide-spread distribution of the subject shares.

                   11. MISCELLANEOUS.

                        (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                        (b) COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                        (c) ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal


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

or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; PROVIDED, that Parent and Purchaser may assign their respective rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent which is an assignee of such parties' rights and obligations under the Merger Agreement, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                        (d) AMENDMENTS. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

                        (e) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

           If to Parent or Purchaser:   Automatic Data Processing, Inc.
                                        1 ADP Boulevard
                                        Roseland, New Jersey 07068
                                        Attention: General Counsel
                                        Facsimile: (973) 535-6199

           Copy to: Paul, Weiss, Rifkind, Wharton & Garrison 1285 Avenue of the Americas
                                        New York, NY 10019-6064
                                        Attention: Douglas A. Cifu, Esq.
                                        Telecopier Number: (212) 757-3990

           If to the Shareholders:      C/o Cunningham Graphics International,
                                        Inc.
                                        Michael R. Cunningham, Inc.
                                        100 Burma Road
                                        Jersey City, New Jersey 07305
                                        Attention: Michael R. Cunningham
                                        Facsimile: (201) 985-2035


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

           Copy to:                     Cleary, Gottlieb, Steen & Hamilton
                                        One Liberty Plaza
                                        New York, NY 10006
                                        Attention:  Daniel S. Sternberg
                                        Facsimile: 212-225-3999

           Copy to:                     Gibbons, Del Deo, Dolan, Griffinger &
                                        Vecchione
                                        One Riverfront Plaza
                                        Newark, NJ  07102
                                        Attention: Lawrence Goldman
                                        Facsimile: 973-639-6283

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

                        (f) SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                        (g) SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

                        (h) REMEDIES. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                        (i) DIRECTORS' FIDUCIARY DUTIES. Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any director, officer or employee in the exercise of his fiduciary or other duties as a director, officer or employee of the Company.


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

                        (j) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without giving effect to the principles of conflicts of law thereof.

                        (k) JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New Jersey and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

                        (l) HEADINGS; INTERPRETATION. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                        (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


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


                  IN WITNESS WHEREOF, Parent, Purchaser and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                             AUTOMATIC DATA PROCESSING, INC.

                                             By: /s/ James B. Benson
                                                 -------------------------------
                                             Name:  James B. Benson
                                             Title: Corporate Vice President

                                             FIS ACQUISITION CORP.

                                             By: /s/ James B. Benson
                                                 -------------------------------
                                                 Name:  James B. Benson
                                                 Title: Corporate Vice President

                                                 /s/ Michael R. Cunningham
                                                 -------------------------------
                                                 Michael R. Cunningham

                                                 /s/ James J. Cunningham
                                                 -------------------------------
                                                 James J. Cunningham

                                                 /s/ Gordon Mays
                                                 -------------------------------
                                                 Gordon Mays

                                                 /s/ Timothy Mays
                                                 -------------------------------
                                                 Timothy Mays


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


                                   SCHEDULE 1

                                                                                          Number of Owned Shares
                                                                                          over which Shareholder
                                          Number of                                      has Investment or Voting
                                         Owned Shares                    Number of         Power (not included
Name of Shareholder               (Beneficially or of record)(1)       Options owned        in prior columns)
-------------------               ------------------------------       -------------     ------------------------
Michael R. Cunningham                       2,032,928                         -

James J. Cunningham                          130,898

Gordon Mays                                  228,198                      15,000

Timothy Mays                                 165,803                       5,000
                                             -------                       -----
                                            2,557,827                     20,000




------------
(1) Other than Owned Shares issuable upon exercise of Options listed in the next column.


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